Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Cell Therapeutics, Inc. on Form S-3 (Nos. 333-108926, 333-134126, 333-149980, 333-149981, 333-152171, 333-157376, 333-160969, 333-163479, 333-161442 and 333-177506) and Form S-8 (Nos. 333-152168, 333-158260, 333-162955, 333-170044 and 333-178158) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated February 26, 2010, with respect to our audit of the consolidated financial statements of Cell Therapeutics, Inc. for the year ended December 31, 2009 which report is included in this Annual Report on Form 10-K of Cell Therapeutics, Inc. for the year ended December 31, 2011.

/s/ Stonefield Josephson, Inc.

San Francisco, CA

March 8, 2012